EXHIBIT 4(f)

December 14, 2021
Bank of Montreal
115 South LaSalle Street
Chicago, Illinois 60603
Attention: John Armstrong
Re:                LIBOR Cessation
Ladies and Gentlemen:
Reference is made to that certain Sixth Amended and Restated Credit Agreement dated as of March 2, 2020, by and among EMCOR Group Inc., a Delaware corporation (the “Company”), and EMCOR Group (UK) plc, a United Kingdom public limited company (“EMCOR UK”; together with the Company, the “Borrowers”), the several financial institutions party to the Credit Agreement, as Lenders, and Bank of Montreal, as administrative agent (the “Agent”) for the Lenders (the “Credit Agreement”). Capitalized terms not otherwise defined herein shall the meaning ascribed to them in the Credit Agreement.
The Borrowers acknowledge that they have received the public announcement from the ICE Benchmark Administration (the “LIBOR Administrator”) and its regulatory supervisor that December 31, 2021 shall be the final publication or representativeness date for the London interbank offered rate for: (a) Sterling, Yen, Swiss Francs and Euros and (b) U.S. Dollars for 1-week and 2-month tenor settings. The Borrowers further understand that no successor administrator for such currencies or tenors has been identified (the foregoing being referred to herein as the “LIBOR Cessation”).
As a result of the LIBOR Cessation, the Borrowers agree that they will not request any (i) Eurodollar Loan in U.S. Dollars with an Interest Period of 1-week or two months or (ii) Multicurrency Loan notwithstanding anything contained in the Credit Agreement to the contrary, and any such request shall be of no force or effect. Additionally, the Borrowers are not requesting at this time that the Agent make an Early Opt-in Election to transition to the prevailing Benchmark Replacement or that the Credit Agreement be amended to allow for Multicurrency Loans; provided, the Borrowers reserve the right to request that the Credit Agreement be amended at a future date to restore the ability of the Multicurrency Lenders to make Multicurrency Loans.

Bank of Montreal, as Agent

Except for the LIBOR Cessation, the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect, and the Agent and the Lenders expressly reserve the right to require strict compliance with the terms of the Credit Agreement and the other Loan Documents. Except as expressly set forth herein, the Credit Agreement and each other Loan Document is hereby ratified, approved and confirmed in each and every respect. The Borrowers hereby acknowledge and agree that (i) the liens created and provided for by the Loan Documents continue to secure, among other things, all obligations, indebtedness and liabilities of the Borrowers owing to the Lenders, and (ii) the Loan Documents and the rights and remedies of the Agent and Lenders thereunder, the obligations of each Borrower and each Guarantor thereunder, and the liens created and provided for thereunder, remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Loan Documents as to the indebtedness which would be secured thereby prior to giving effect to this letter.
[Remainder Left Intentionally Blank]

Bank of Montreal, as Agent

Reference to this specific consent letter need not be made in the Credit Agreement, the Loan Documents, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement.
Very truly yours,
EMCOR GROUP, INC.

By ______________________________
Its _____________________________
Name __________________________
EMCOR GROUP (UK) plc

By ______________________________
Its _____________________________
Name __________________________

Accepted and agreed to this ____ day of December, 2021
BANK OF MONTREAL
By ______________________________
    Its: ____________________________
    Name: _________________________